UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 22, 2010
Date of Report (Date of earliest event reported)

BB&T Corporation
(Exact name of registrant as specified in its charter)

Commission file number : 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On June 22, 2010, each of the 10 members of the Executive Management group of BB&T Corporation (the “Company”) was granted a special, one-time award of performance-based restricted stock units (the “Performance Award”). The Executive Management group is the Company’s top level of management and includes Kelly S. King, Chairman and Chief Executive Officer, and each of the other executive officers named in the Summary Compensation Table in the Company’s 2010 proxy statement (the “Named Executive Officers”).

     The Performance Awards will vest only if both (a) a three-year corporate performance goal is met and (b) the executive remains employed by the Company for five years after the grant of the Performance Award (i.e., vesting occurs, if at all, on a “cliff” basis on the fifth anniversary of the award). The corporate metric used in the Performance Award is average GAAP return on common equity (ROCE) for the calendar years of 2010, 2011 and 2012, subject to adjustments for unusual and/or nonrecurring items. If the Company’s average ROCE over this three year period is above the median of the Company’s peer group, the performance vesting component of the award will be achieved. If the corporate performance goal is not met, all of the Performance Awards will be forfeited. If the corporate performance goal is achieved, recipients must remain employed for the entire five-year life of the Performance Award or the Performance Award will be forfeited. These vesting and forfeiture conditions are subject to some exceptions, as described below.

     The table below sets forth the number of Performance Awards granted to the Named Executive Officers and value the Company seeks to deliver in making the award (as calculated in the award process).

2010 Performance Award

Name	Performance- Based Restricted Stock Units (#)(1)	Delivered Value of Restricted Stock Units ($)(1)
Kelly S. King	169,369	$4,921,875
Robert E. Greene	50,946	$1,480,500
C. Leon Wilson III	50,946	$1,480,500
Christopher L. Henson	74,199	$2,156,250
Daryl N. Bible	53,714	$1,560,938

(1)	The number of performance-based restricted stock units granted is determined by dividing the target amount of compensation by the closing price of BB&T’s Common Stock on June 22, 2010, the grant date ($29.06).

     In the view of the Board of Directors of the Company, BB&T has delivered superior results relative to its peer group under the management team led by Mr. King and during a period of great economic distress. This Performance Award will directly reward the recipients if they are able to produce sustained superior ROCE performance, which BB&T believes correlates to earnings growth and the generation of long-term shareholder value. The Performance Awards also provide an incentive for these executives to remain with and provide valuable leadership and services to the Company.

     An individual’s Performance Award will be immediately and irrevocably forfeited if the executive officer ceases to be employed by the Company or an affiliate at any time prior to the fifth anniversary of the award, except in the following circumstances:

•	If the executive officer dies prior to December 31, 2012, then the Performance Award will immediately vest. If the executive officer dies on or after December 31, 2012, then the Performance Award will immediately vest only if the Company has achieved the corporate performance goal.

•	If the executive officer ceases to be employed by the Company or an affiliate by reason of disability, the Performance Award will vest only if the Company achieves (or has achieved, as the case may be) the corporate performance goal.

•	If the executive officer ceases to be employed by the Company or an affiliate by reason of retirement, the Performance Award will vest only if the officer remains employed through the corporate performance period (December 31, 2012) and the Company achieves the corporate performance goal.

•	If the executive officer ceases to be employed by the Company or an affiliate by reason of involuntary termination without cause, the Performance Award will vest only if the Company achieves (or has achieved, as the case may be) the corporate performance goal.

•	Performance Awards will vest immediately in the event of a change of control of the Company; provided that a change of control does not include an event deemed to be a merger of equals.

The terms “disability,” “retirement,” “cause,” “change of control” and “merger of equals” are defined in the award agreement. No dividends will be paid on the shares of common stock underlying a Performance Award prior to the vesting of the award.

     The Performance Awards were granted pursuant to the shareholder-approved BB&T Corporation Amended and Restated 2004 Stock Incentive Plan, a copy of which is on file with the Securities and Exchange Commission as Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed on February 26, 2010. The form of award agreement used in connection with the Performance Award is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description in this Current Report on Form 8-K of the terms and conditions of the Performance Awards is qualified in its entirety by reference to the attached exhibit.

ITEM 9.01	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Form of Restricted Stock Unit Agreement (Performance-Based Vesting Component) for Executive Officers under the BB&T Corporation Amended and Restated 2004 Stock Incentive Plan (June 2010 Performance Award).

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION
(Registrant)

By: /s/ Cynthia B. Powell
Cynthia B. Powell
Executive Vice President and Corporate Controller
(Principal Accounting Officer)

Date: June 25, 2010